Exhibit 99.1

AptarGroup Reports Record First Quarter Results on Continued Strong Momentum

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--April 20, 2011--AptarGroup, Inc. (NYSE:ATR) today reported record first quarter sales and earnings per share.

First Quarter 2011 Summary

  Reporting began for the newly realigned business segments
  Double-digit top line growth across each segment
  Consolidated sales rose 14% to record first quarter level of $576.5 million
  Food + Beverage custom tooling sales up $9 million
  Pharma segment’s strong profitability drove record earnings
  Achieved record first quarter earnings per share of $.64

FIRST QUARTER RESULTS

For the quarter ended March 31, 2011, reported sales increased 14% to a first quarter record $576.5 million from $505.5 million a year ago. Changes in currency exchange rates contributed 1% to the sales growth.

First Quarter Segment Sales Analysis
(Change Over Prior Year)

	Beauty + Home	Pharma	Food + Beverage	Total AptarGroup
Product Sales (including tooling)	10%	15%	29%	13%
Currency Effects	1%	1%	1%	1%
Total Reported Growth	11%	16%	30%	14%

Commenting on the quarter, Peter Pfeiffer, President and CEO, said, “I am pleased to report that the positive momentum we experienced last year continued in the first quarter of 2011. Each business segment recorded strong top line core growth over the prior year even though we are up against tough comparisons to our record performance in 2010. Demand for our Beauty + Home segment’s innovative fragrance and cosmetic dispensing systems increased in all regions with Latin America continuing to be particularly strong. Our Pharma segment also had a strong quarter with increased global demand for our industry leading pulmonary and nasal delivery systems for prescription medicines and consumer health care products. Our Food + Beverage segment posted strong sales growth that was driven by increased demand for our convenient dispensing closures as well as increased tooling sales compared to the prior year.

Pfeiffer continued, “The strong volumes across all segments in the quarter contributed to favorable capacity utilization. Some gains were offset by continued operational issues related to new dispensing closures project activity in our Beauty + Home and Food + Beverage segments, however, these issues have improved since the fourth quarter of last year. Also, raw material cost increases and higher stock option expenses negatively impacted each segment’s earnings in the quarter. In addition, we incurred higher professional fees in our Beauty + Home segment and new personnel costs associated with the expansion of our Food + Beverage segment. Overall, our consolidated operating income rose to $69.8 million, up 13% over the prior year level of $61.6 million. Reported diluted earnings per share increased 14% to a first quarter record $.64 per share, compared to $.56 per share in the prior year.”

OUTLOOK

Pfeiffer commented, “We are encouraged by the high level of project activity across all of our segments. As part of our strategic realignment, we created our Food + Beverage segment and we are evaluating locations in the U.S. for a new facility to better serve our food and beverage customers. Looking to the second quarter, we anticipate sales and earnings improvement over the prior year’s exceptionally strong results. This growth will be driven by a continuation of the momentum from the first quarter as well as new projects. We expect the input cost environment to remain challenging in the near term, but we are committed to passing on inflationary increases whenever possible. We expect diluted earnings per share to be in the range of $.72 to $.77 per share compared to $.67 per share reported last year.”

OPEN CONFERENCE CALL

There will be a conference call on Thursday, April 21, 2011 at 8:00 a.m. CDT to discuss the Company’s first quarter results for 2011. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the AptarGroup web site at www.aptar.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which AptarGroup operates, changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; the Company’s ability to successfully implement its strategic realignment; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policy; changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. AptarGroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,
	2011	2010

Net Sales	$576,518	$505,469
Cost of Sales (exclusive of depreciation
shown below)	382,670	331,156
Selling, Research & Development and
Administrative	90,479	78,696
Depreciation and Other Amortization	33,605	33,991
Operating Income	69,764	61,626
Other Income/(Expense):
Interest Expense	(4,620)	(3,472)
Interest Income	1,552	766
Miscellaneous, net	(421)	(1,002)
Income before Income Taxes	66,275	57,918
Provision for Income Taxes	21,807	18,823
Net Income	$44,468	$39,095

Net Loss/(Income) Attributable to Noncontrolling Interests	9	(73)

Net Income Attributable to AptarGroup, Inc.	$44,477	$39,022

Net Income Attributable to AptarGroup, Inc. Per Common Share:
Basic	$0.66	$0.58
Diluted	$0.64	$0.56

Average Numbers of Shares Outstanding:
Basic	66,926	67,576
Diluted	69,914	70,077

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	March 31, 2011	December 31, 2010
ASSETS

Cash and Equivalents	$397,137	$376,427
Receivables, net	430,108	357,110
Inventories	301,865	272,255
Other Current Assets	72,521	58,191
Total Current Assets	1,201,631	1,063,983
Net Property, Plant and Equipment	750,111	724,984
Goodwill, net	232,764	227,029
Other Assets	16,542	16,722
Total Assets	$2,201,048	$2,032,718

LIABILITIES AND EQUITY

Short-Term Obligations	$124,515	$95,566
Accounts Payable and Accrued Liabilities	356,595	327,756
Total Current Liabilities	481,110	423,322
Long-Term Obligations	259,572	258,773
Deferred Liabilities	73,502	70,849
Total Liabilities	814,184	752,944

AptarGroup, Inc. Stockholders' Equity	1,386,019	1,278,923
Noncontrolling Interests in Subsidiaries	845	851
Total Equity	1,386,864	1,279,774

Total Liabilities and Equity	$2,201,048	$2,032,718

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended
	March 31,

	2011	2010
NET SALES
Beauty + Home	$376,262	$339,409
Pharma	132,004	113,441
Food + Beverage	68,252	52,619
Total Net Sales	$576,518	$505,469

SEGMENT INCOME (1)
Beauty + Home	$32,653	$31,111
Pharma	38,888	30,646
Food + Beverage	7,572	7,615
Corporate Expenses and Other	(9,770)	(8,748)
Income Before Interest and Taxes	$69,343	$60,624
Interest Expense, Net	(3,068)	(2,706)
Income before Income Taxes	$66,275	$57,918

SEGMENT INCOME AS % OF NET SALES
Beauty + Home	8.7%	9.2%
Pharma	29.5%	27.0%
Food + Beverage	11.1%	14.5%

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon income before net interest expense, certain corporate expenses, and income taxes.

CONTACT:
AptarGroup, Inc.
Stephen J. Hagge
815-477-0424